UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

First Franklin Corporation

(Name of Registrant as Specified In Its Charter)

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4750 Ashwood Drive • Cincinnati, OH 45241 • T: 513.469.5352 • F: 513.469.5360

June 2, 2010

Dear Fellow Stockholder:

If you are like me, you are tiring of this proxy contest being waged by Lenox Wealth Management. If you have returned a blue proxy card and voted to re-elect Thomas Siemers and John J. Kuntz, we thank you for your support. If you have returned a white proxy card and voted for John Lame and Jason Long, there is an important matter that needs your attention.

We believe that Lenox Wealth Management is not complying with the change of control regulations of the federal Office of Thrift Supervision (OTS), and we have informed the OTS of our concerns.

What does this apparent violation by Lenox mean for you? If you have returned a white proxy card to vote for John Lame and Jason Long, Lenox may not be able to use your proxy if Lenox has not complied with the change of control regulations. And, even if the Lenox nominees receive enough votes to be elected, they still may not be able to take their seats on the board. If Lenox is not in compliance, we may not know the exact consequences until after the annual meeting since only the OTS will decide whether, when and how to act.

If you want to be sure your vote will count, use the enclosed blue proxy card and vote to re-elect Thomas Siemers and John J. Kuntz. This is the unanimous recommendation of the First Franklin Corporation Board.

Time is running short. Your vote is important to us and only your latest dated proxy will count. Whether or not you have already done so, please vote using the telephone or internet voting option as described in the enclosed package. You may also vote by signing, dating and returning the enclosed Blue proxy card today in the envelope provided.

If you have any questions, please do not hesitate to contact me at 513.469.8000 or the professionals of Georgeson Inc. who are assisting First Franklin in this proxy contest. They can be reached by calling toll free at 1.866.391.7004.

On behalf of the First Franklin Corporation Board of Directors,

(insert JK signature)

John J. Kuntz
Chairman, President and CEO